Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INVUITY, INC.

Invuity, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Invuity, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 6, 2015.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Invuity, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Philip Sawyer, a duly authorized officer of the Corporation, on April 7, 2015

/s/ Philip Sawyer
Philip Sawyer
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation is Invuity, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

A. Classes of Stock. The total number of shares of all classes of capital stock that the Company shall have authority to issue is Three Hundred Fifty Six Million Fifty-Five Thousand Four Hundred Seventy-Five (356,055,475) of which Two Hundred Ten Million Six Hundred Ten Thousand (210,610,000) shares shall be Common Stock, $0.001 par value per share (the “Common Stock”), and One Hundred Forty-Five Million Four Hundred Forty-Five Thousand Four Hundred Seventy-Five (145,445,475) shares shall be Preferred Stock, $0.001 par value per share (the “Preferred Stock”), Seven Million Three Hundred Thirty-Seven Thousand Two Hundred Four (7,337,204) shares of which are designated as Series A Preferred Stock (the “Series A Preferred Stock”), Nine Million One Hundred Twenty-Seven Thousand Six Hundred Twenty-Nine (9,127,629) shares of which are designated as Series B Preferred Stock (the “Series B Preferred Stock”), Twenty-Nine Million Three Hundred Forty-Eight Thousand Two Hundred Sixty-Four (29,348,264) shares of which are designated as Series C Preferred Stock (the “Series C Preferred Stock”), Thirty-Seven Million Five Hundred Twenty-Two Thousand Three Hundred Seventy-Eight (37,522,378) shares of which are designated as Series D Preferred Stock (the “Series D Preferred Stock”), Thirty One Million Five Hundred Thousand (31,500,000) shares of which are designated as Series E Preferred Stock (the “Series E Preferred Stock”), and Thirty Million Six Hundred Ten Thousand (30,610,000) shares of which are designated as Series F Preferred Stock (the “Series F Preferred Stock”).

B. Rights, Preferences and Restrictions of Preferred Stock. The voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the Preferred Stock are as follows:

1.	Dividend Provisions.

(a) The holders of the Preferred Stock shall be entitled to receive on a pari passu basis and prior to and in preference to the holders of Common Stock dividends at the rate of (i) $0.0222 per share (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations, reclassifications, subdivisions and the like after the filing date hereof (collectively, “Recapitalizations”)) for each share of Series A Preferred Stock then held by them; (ii) $0.055824 per share (as appropriately adjusted for any Recapitalizations) for each share of Series B Preferred Stock then held by them; (iii) $0.036426 per share (as appropriately adjusted for any Recapitalizations) for each share of Series C Preferred Stock then held by them; (iv) $0.0402 per share (as appropriately adjusted for any Recapitalizations) for each share of Series D Preferred Stock then held by them; (v) $0.043152 per share (as appropriately adjusted for any Recapitalizations) for each share of Series E Preferred Stock then held by them; and (vi) $0.046524 per share (as appropriately adjusted for any Recapitalizations) for each share of Series F Preferred Stock then held by them; per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors of the Company (the “Board of Directors”) and shall be non-cumulative.

(b) No dividends (other than those payable solely in the Common Stock of the Company) shall be paid on any Common Stock of the Company during any fiscal year of the Company unless the full preferential dividends of the Preferred Stock set forth in Section 1(a) above shall have first been declared and paid. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, as the case may be, in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(c) The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least sixty-five percent (65%) of the Preferred Stock then outstanding, voting together as a single class on an as converted to common basis (the “Requisite Percentage”).

2.	Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series F Preferred Stock shall be entitled to receive prior to and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Common Stock of the Company by reason of their ownership thereof, an amount per share equal to $0.7754 for each outstanding share of Series F Preferred Stock (the “Original Series F Issue Price”), plus any and all declared but unpaid dividends on such shares. If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series F Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

(b) After the payment or setting aside for payment to the holders of Series F Preferred Stock of the full amounts specified in Section 2(a), the holders of Series E Preferred Stock shall be entitled to receive prior to and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock of the Company by reason of their ownership thereof, an amount per share equal to seventy-one and ninety-two hundredth cents ($0.7192) for each outstanding share of Series E Preferred Stock (the “Original Series E Issue Price”), plus any and all declared but unpaid dividends on such shares. If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series E Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

(c) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall, upon completion of the distributions required by Sections 2(a) and 2(b), be entitled to receive on a pari passu basis and prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock of the Company by reason of their ownership thereof, an amount per share equal to the applicable Original Issue Price (as defined below) for the outstanding shares of each such series of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as follows, plus any and all declared but unpaid dividends on such shares: (A) thirty-seven cents ($0.37) for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”); (B) ninety three and four hundredths cents ($0.9304) for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”); (C) sixty and seventy-one hundredths cents ($0.6071) for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”) and (D) sixty-seven cents ($0.67) for each outstanding share of Series D Preferred Stock (the “Original Series D Issue Price”) (each of the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price, the Original Series E Issue Price and the Original Series F Issue Price, an “Original Issue Price” and, collectively, the “Original Issue Prices”). If upon the occurrence of a liquidation, dissolution or winding up of the Company, the assets and funds thus distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled. Upon the completion of the distributions required by Sections 2(a) and 2(b) and this Section 2(c), the remaining assets and funds of the Company available for distribution to stockholders shall be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

(d) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than (i) any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, or (ii) any merger effected exclusively for the purpose of changing the domicile of the Company; or (B) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company (which includes the exclusive, irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party) (any such acquisition or sale described in clause (A) or (B), an “Acquisition”); provided, however, that the treatment of any transaction or series of related transactions as an Acquisition pursuant to clause (A) or (B) of the preceding sentence may be waived by the consent or vote of the Requisite Percentage. In the event of an Acquisition that is a liquidation, dissolution or winding up of the Company, the holders of Preferred Stock and Common Stock shall be entitled to receive at the closing of such Acquisition (and at each date after the closing on which additional amounts (such as earnout payments, escrow amounts and other contingent payments) are paid to stockholders of the Company) in cash, securities or other property the amounts as specified in Sections 2(a), 2(b) and Section 2(c). Notwithstanding the foregoing, upon any Acquisition, each holder of Preferred Stock shall be entitled to receive at the closing of such Acquisition (and at each date after the closing on which additional amounts (such as earnout payments, escrow amounts and other contingent payments) are paid to stockholders of the Company), for each share of each series of Preferred Stock then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in an Acquisition pursuant to Section 2(a), Section 2(b) or Section 2(c), as the case may be (without giving effect to this Section 2(d)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in an Acquisition with respect to such shares (together with all other shares of Preferred Stock) if such shares (together with all other shares of Preferred Stock) had been converted to Common Stock immediately prior to such Acquisition.

(ii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or other last sale reporting system, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 20-day period ending two (2) days prior to the closing (or such other period as is set forth in the agreement or agreements setting forth the terms of such Acquisition);

(2) If actively traded over-the-counter (but not on a last sale reporting system), the value shall be deemed to be the average of the closing bid prices over the 20-day period ending two days prior to the closing (or such other period as is set forth in the agreement or agreements setting forth the terms of such Acquisition); and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount, if any, from the market value determined as set forth above in Section 2(d)(ii)(A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than five (5) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the vote or written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of such Preferred Stock, voting together as a single class on an as converted to common basis.

(iv) In the event the requirements of this Section 2(d) are not complied with, the Company shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(iii) hereof.

3. Redemption. The Preferred Stock is not redeemable at the option of the holders thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the

Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by (i) dividing the Original Series A Issue Price by the then applicable Conversion Price for the Series A Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, for each such share of Series A Preferred Stock, (ii) dividing the Original Series B Issue Price by the then applicable Conversion Price for the Series B Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, for each such share of Series B Preferred Stock; (iii) dividing the Original Series C Issue Price by the then applicable Conversion Price for the Series C Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, for each such share of Series C Preferred Stock; (iv) dividing the Original Series D Issue Price by the then applicable Conversion Price for the Series D Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, for each such share of Series D Preferred Stock; (v) dividing the Original Series E Issue Price by the then applicable Conversion Price for the Series E Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, for each such share of Series E Preferred Stock; and (vi) dividing the Original Series F Issue Price by the then applicable Conversion Price for the Series F Preferred Stock, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, for each such share of Series F Preferred Stock. As of the filing date hereof, the “Conversion Price” per share for each series of Preferred Stock is as follows: (A) $0.37 per share for the Series A Preferred Stock; (B) $0.7833 per share for the Series B Preferred Stock; (C) $0.5707 per share for the Series C Preferred Stock; (D) $0.67 per share for the Series D Preferred Stock; (E) $0.7192 per share for the Series E Preferred Stock; and (F) $0.7754 per share for the Series F Preferred Stock. Each of the foregoing Conversion Prices for the Preferred Stock shall be subject to adjustments as set forth in Section 4(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock (collectively, the “Series A-E Preferred Stock”) and Series F Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series of Preferred Stock by the then applicable Conversion Price for such series of Preferred Stock immediately upon the earlier of (i) the closing of the sale by the Company of Common Stock in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, that results in gross offering proceeds (before deduction of underwriters’ discounts and commissions and expenses) to the Company of not less than $40,000,000 and in which the per share price is at least $0.7754 (as appropriately adjusted for any Recapitalizations) (the “Initial Offering”), or (ii) with respect to the Series A-E Preferred Stock, the vote of the holders of at least sixty-five percent (65%) of the Series A-E Preferred Stock then outstanding, voting together as a single class on an as-converted to common basis, or (iii) with respect to the Series F Preferred Stock, the vote of the holders of a majority of the Series F Preferred Stock then outstanding.

(c) Mechanics of Conversion.

(i) Before any holder of a share of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of such series of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificate representing such shares is surrendered to the Company or its transfer agent; provided, further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after the surrender by a holder of the certificate representing shares of the Preferred Stock in accordance with this Section 4(c), issue and deliver at such office to such holder of the shares of such series of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of such series of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of such series of Preferred Stock shall not be deemed to have converted such shares of such series of Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.

(i) The applicable Conversion Prices of the series of Preferred Stock shall be subject to adjustment from time to time as follows:

(A) If the Company shall issue, after the date upon which any share of Series F Preferred Stock was first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than, (i) in the case of Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance of such Additional Stock, (ii) in the case of Series B Preferred Stock, the Conversion Price for the Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock (and for the sake of clarity, not the Conversion Price of the Series B Preferred Stock), (iii) in

the case of Series C Preferred Stock, the Conversion Price for the Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, (iv) in the case of Series D Preferred Stock, the Conversion Price for the Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, (v) in the case of Series E Preferred Stock, the Conversion Price for the Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, and (vi) in the case of Series F Preferred Stock, the Conversion Price for the Series F Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Additional Stock so issued. For the purpose of the foregoing calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all shares of Preferred Stock and all other purchase rights or securities convertible into or exchangeable for Common Stock (collectively, “Convertible Securities”) had been fully converted into shares of Common Stock immediately prior to such issuance and any currently exercisable warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible), but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, Convertible Securities, or currently exercisable options, warrants or other rights for the purchase of shares of stock or Convertible Securities, solely as a result of the adjustment of such Conversion Price (or other conversion ratios) resulting from the issuance of Additional Stock causing such adjustment.

(B) No adjustment of the Conversion Price for a series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4) below, no adjustment of a Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment applicable thereto.

(E) In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, Convertible Securities, or options to purchase or rights to subscribe for Convertible Securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such Convertible Securities or upon the exercise of options to purchase or rights to subscribe for such Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities; provided, however, that this subsection shall not have any effect on any conversion of the Preferred Stock prior to such change or increase.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such Convertible Securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided, however, that this subsection shall not have any effect on any conversion of the Preferred Stock prior to such change or increase.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

(ii) “Additional Stock” with respect to any series of Preferred Stock shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Company after the Purchase Date other than:

(A) shares of Common Stock or Convertible Securities issued after the Purchase Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to Board-approved stock purchase or stock option plans or other arrangements provided that each such other arrangement is approved by a majority vote of directors then serving on the Board of Directors;

(B) shares of Common Stock or Convertible Securities issued pursuant to the exercise of Convertible Securities outstanding as of the Purchase Date;

(C) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, sale or exchange of stock, consolidation, strategic alliance, acquisition or similar business combination approved by a majority vote of directors then serving on the Board of Directors;

(D) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company;

(E) shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

(F) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by a majority vote of directors then serving on the Board of Directors;

(G) shares of Common Stock or Convertible Securities issued in connection with licensing agreements or arrangements or strategic transactions or partnerships involving the Company and other entities, including but not limited to (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by a majority vote of directors then serving on the Board of Directors;

(H) shares of Common Stock issued or issuable in connection with the Initial Offering; or

(I) shares of Common Stock or Convertible Securities issued or issuable in any transaction in which exemption from the adjustment of the Conversion Price pursuant to the provisions of Section 4(d)(i) is approved by the affirmative vote of the Requisite Percentage.

(iii) In the event the Company should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) Notwithstanding anything herein to the contrary, the operation of, and any adjustment of a Conversion Price pursuant to, the provisions of Section 4(d)(i) may be waived with respect to any specific series of Preferred Stock, either prospectively or retroactively in a particular instance by a writing executed by the registered holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of such series either before or after the issuance causing the adjustment. Any waiver pursuant to this Section 4(d)(v) shall bind all future holders of the shares of Preferred Stock for which rights have been waived. In the event that a waiver of adjustment of a Conversion Price under this Section 4(d)(v) results in different Conversion Prices for shares of a series of Preferred Stock, the Secretary of this Company shall maintain a written ledger identifying the Conversion Price for each share of such series of Preferred Stock. Such information shall be made available to any person upon request.

(e) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f) Recapitalizations, Reorganizations, Mergers, etc. If at any time or from time to time there shall be a recapitalization merger, consolidation, sale of assets, subdivision or reorganization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2) provisions shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion thereof, the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reorganization, merger, consolidation, sale of asset or subdivision. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization, reorganization, merger, consolidation, sale of assets, subdivision to the end that the provisions of this Section 4 (including adjustment of the Conversion Price for each series of Preferred Stock then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares of Common Stock shall be issued upon conversion of the each series of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the consideration received or deemed to be received by the Company for any Additional Stock issued or sold or deemed to have been issued or sold, (C) the Conversion Price for such series of Preferred Stock at the time in effect, and (D) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, to receive any other right, or to exchange their shares of Common Stock, Preferred Stock (or other securities) for securities or other property deliverable upon a reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up, the

Company shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice in accordance with Section 4(j) specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other exchange, and the amount and character of such dividend, distribution, right or other exchange.

(i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of all outstanding shares of Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect such conversion, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation (“Certificate of Incorporation”).

(j) Notices. Any notice required by the provisions of this Section 4 to be given to holders of shares of Preferred Stock shall be deemed effective and given upon: (a) upon personal delivery to the party to be notified, (b) one (1) business day after delivery by confirmed facsimile transmission, (c) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (d) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid, and addressed to the holder at the address appearing in the books and records of this Company on the date of such notice. Notwithstanding the other provisions of this Certificate of Incorporation, all notice periods or requirements contained in this Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the Requisite Percentage; provided, however that this Company shall provide notice of such event or action promptly after it has occurred or has been taken.

5.	Voting Rights.

(a) Voting Other than for Directors. Except as required by law and in Section 5(b) below, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted on the record date for the vote or consent of stockholders, and, except as otherwise required by law, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holder of each share of Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote and upon any other matter submitted to a vote of stockholders of the Company, except as to those matters required by law or this Certificate of Incorporation to be submitted to a class vote.

(b) Voting for Directors. (A) the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series A Designee”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (B) the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series B Designee”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (C) the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series C Designee”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (D) the holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series D Designee”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (E) the holders of the Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors (the “Series E Designee” and, together with the Series A Designee, the Series B Designee, the Series C Designee and the Series D Designee, the “Preferred Designees” and each a “Preferred Designee”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (F) the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (G) the holders of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; provided, however, that no director may be removed when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

6. Protective Provisions. In addition to any other vote or consent required herein or by law, the Company shall not (by amendment, merger, consolidation or otherwise, and either directly or indirectly by subsidiary), without first obtaining:

(a) the approval (by vote or written consent as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class, and a majority of the then outstanding shares of Common Stock:

(i) authorize, effect or obligate itself to effect, in a single transaction or pursuant to a series of related transactions, (i) any acquisition of or merger with any other company, entity or business (other than an acquisition of or a merger with a wholly-owned subsidiary, whether direct or indirect), whether effected directly or indirectly, including by license or (ii) any exclusive, irrevocable license of all or substantially all of the Corporation’s intellectual property.

(b) the approval (by vote or written consent as provided by law) of the Requisite Percentage:

(i) increase or decrease (other than by redemption or conversion) the total number of authorized shares of any series of Preferred Stock;

(ii) authorize or issue, or obligate itself to issue (including any reclassification of any class or series of Common Stock), any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity or pari passu with, any series of Preferred Stock with respect to voting rights, dividend rights, conversion rights redemption rights or liquidation rights;

(iii) pay dividends on, exchange, reclassify, cancel, redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock (other than a dividend payable solely in shares of Common Stock) or Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

(iv) cause the Company to amend or waive any provision of this Certificate of Incorporation or the Company’s Bylaws (including by way of any reorganization, merger or consolidation);

(v) effect any adverse change to the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred Stock;

(vi) increase or decrease the number of authorized directors (which increase or decrease will require the approval (by vote or written consent as provided by law) of the Requisite Percentage);

(vii) increase the number of shares reserved for issuance to employees, directors, consultants and other service providers under any stock option plan or restricted stock plan;

(viii) sell, assign, mortgage, pledge, license or otherwise encumber or transfer any material asset of the Company; or

(ix) guarantee, assume or incur indebtedness for borrowed money in excess of $750,000.

(c) for so long as at least 1,000,000 shares of Series D Preferred Stock remain outstanding, the approval (by vote or written consent as provided by law) of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series D Preferred Stock:

(i) adversely alter or change the rights, preferences, or privileges of the Series D Preferred Stock, including without limitation by merger or consolidation, in a manner that disproportionately impacts the Series D Preferred Stock relative to one or more other series of Preferred Stock;

(ii) increase or decrease the authorized number of shares of Series D Preferred Stock;

(iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity or pari passu with, the Series D Preferred Stock with respect to voting rights, dividend rights, conversion rights, redemption rights or liquidation rights;

(iv) reclassify, or incur any obligation to reclassify, any class or series of shares (including any reclassification of any class or series of Common Stock) into any equity security having a preference over, or being on a parity or pari passu with, the Series D Preferred Stock with respect to voting rights, dividend rights, conversion rights, redemption rights or liquidation rights;

(v) except as otherwise provided in Article IV, Section B.4(b), (A) adversely affect the priority of the liquidation preference of the Series D Preferred Stock relative to the liquidation preference of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, (B) adversely affect the aggregate amount of the liquidation preference of the Series D Preferred Stock before paying the liquidation preference of any other series of Preferred Stock (other than those having a preference over the Series D Preferred Stock with respect to liquidation rights), or (C) take or cause to be taken any vote, action or other event or circumstance that would require or permit conversion of the Series D Preferred Stock to Common Stock or another series of capital stock of the Company (including pursuant to the imposition of a “pay to play” that requires holders of Series D Preferred Stock to invest in a future financing transaction in order to avoid conversion of their Series D Preferred Stock to Common Stock or another series of capital stock of the Company);

(vi) cause the Company to amend or waive any provision of this Certificate of Incorporation or the Company’s Bylaws (including by way of reorganization, merger or consolidation) if such action would adversely change the rights, preferences or privileges of the Series D Preferred Stock in a manner that disproportionately impacts the Series D Preferred Stock relative to one or more other series of Preferred Stock; or

(vii) pay dividends on, exchange, reclassify, cancel, redeem, purchase or otherwise acquire (pay into or set aside for a sinking fund for such purpose) any share or shares of any capital stock (other than those having a preference over the Series D Preferred Stock with respect to dividend rights, conversion rights or redemption rights) prior to the Series D Preferred

Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment.

(d) for so long as at least 1,000,000 shares of Series E Preferred Stock remain outstanding, the approval (by vote or written consent as provided by law) of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series E Preferred Stock:

(i) adversely alter or change the rights, preferences, or privileges of the Series E Preferred Stock, including without limitation by merger or consolidation, in a manner that disproportionately impacts the Series E Preferred Stock relative to one or more other series of Preferred Stock;

(ii) increase or decrease the authorized number of shares of Series E Preferred Stock;

(iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity or pari passu with, the Series E Preferred Stock with respect to voting rights, dividend rights, conversion rights, redemption rights or liquidation rights;

(iv) reclassify, or incur any obligation to reclassify, any class or series of shares (including any reclassification of any class or series of Common Stock) into any equity security having a preference over, or being on a parity or pari passu with, the Series E Preferred Stock with respect to voting rights, dividend rights, conversion rights, redemption rights or liquidation rights;

(v) except as otherwise provided in Article IV, Section B.4(b), (A) adversely affect the priority of the liquidation preference of the Series E Preferred Stock relative to the liquidation preference of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, (B) adversely affect the aggregate amount of the liquidation preference of the Series E Preferred Stock before paying the liquidation preference of any other series of Preferred Stock (other than those having a preference over the Series E Preferred Stock with respect to liquidation rights), or (C) take or cause to be taken any vote, action or other event or circumstance that would require or permit conversion of the Series E Preferred Stock to Common Stock or another series of capital stock of the Company (including pursuant to the imposition of a “pay to play” that requires holders of Series E Preferred Stock to invest in a future financing transaction in order to avoid conversion of their Series E Preferred Stock to Common Stock or another series of capital stock of the Company);

(vi) cause the Company to amend or waive any provision of this Certificate of Incorporation or the Company’s Bylaws (including by way of reorganization, merger or consolidation) if such action would adversely change the rights, preferences or privileges of the Series E Preferred Stock in a manner that disproportionately impacts the Series E Preferred Stock relative to one or more other series of Preferred Stock; or

(vii) pay dividends on, exchange, reclassify, cancel, redeem, purchase or otherwise acquire (pay into or set aside for a sinking fund for such purpose) any share or shares of any capital stock prior to the Series E Preferred Stock (other than those having a preference over the Series E Preferred Stock with respect to dividend rights, conversion rights or redemption rights); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment.

(e) for so long as any shares of Series F Preferred Stock remain outstanding, the approval (by vote or written consent as provided by law) of holders of a majority of the outstanding Series F Preferred Stock:

(i) adversely alter or change the rights, preferences, or privileges of the Series F Preferred Stock, including without limitation by merger or consolidation, in a manner that disproportionately impacts the Series F Preferred Stock relative to one or more other series of Preferred Stock;

(ii) increase or decrease the authorized number of shares of Series F Preferred Stock;

(iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity or pari passu with, the Series F Preferred Stock with respect to voting rights, dividend rights, conversion rights, redemption rights or liquidation rights;

(iv) reclassify, or incur any obligation to reclassify, any class or series of shares (including any reclassification of any class or series of Common Stock) into any equity security having a preference over, or being on a parity or pari passu with, the Series F Preferred Stock with respect to voting rights, dividend rights, conversion rights, redemption rights or liquidation rights;

(v) except as otherwise provided in Article IV, Section B.4(b), (A) adversely affect the priority of the liquidation preference of the Series F Preferred Stock relative to the liquidation preference of any other series of Preferred Stock, (B) adversely affect the aggregate amount of the liquidation preference of the Series F Preferred Stock before paying the liquidation preference of any other series of Preferred Stock (other than those having a preference over the Series F Preferred Stock with respect to liquidation rights), or (C) take or cause to be taken any vote, action or other event or circumstance that would require or permit conversion of the Series F Preferred Stock to Common Stock or another series of capital stock of the Company (including pursuant to the imposition of a “pay to play” that requires holders of Series F Preferred Stock to invest in a future financing transaction in order to avoid conversion of their Series F Preferred Stock to Common Stock or another series of capital stock of the Company);

(vi) cause the Company to amend or waive any provision of this Certificate of Incorporation or the Company’s Bylaws (including by way of reorganization, merger or consolidation) if such action would adversely change the rights, preferences or privileges of the Series F Preferred Stock in a manner that disproportionately impacts the Series F Preferred Stock relative to one or more other series of Preferred Stock;

(vii) pay dividends on, exchange, reclassify, cancel, redeem, purchase or otherwise acquire (pay into or set aside for a sinking fund for such purpose) any share or shares of any capital stock (other than those having a preference over the Series F Preferred Stock with respect to dividend rights, conversion rights or redemption rights); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

(viii) consummate an initial public offering that is not the Initial Offering; or

(ix) undertake an Acquisition, liquidation, dissolution or winding up of the Company, unless the assets or funds of the Company to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with the Certificate of Incorporation and the per share consideration received by the holders of Series F Preferred Stock is at least equal to the Original Series F Issue Price.

7. Status of Converted or Reacquired Shares. Any share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be retired and have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

C. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section C.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Section B.2 of Article IV.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share; shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company; and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

A. The Board of Directors shall have the power, subject to the provisions of Section B.6 of Article IV, both before and after receipt of any payment for any of the Company’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Company without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power, subject to the provisions of Section B.6 of Article IV, to adopt, amend, repeal or otherwise alter the Bylaws without any action by the Board of Directors.

B. Elections of directors need not be by written ballot unless (i) a stockholder demands election by ballot at the meeting where the directors are to be elected and before voting begins or (ii) the Bylaws of the Company shall so require.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Company shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Company after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.